HURCO ANNOUNCES ODD-LOT TENDER OFFER


         INDIANAPOLIS--(BUSINESS WIRE)--June 3, 2003--Hurco Companies, Inc. (Nasdaq:HURC) today announced that it has commenced a tender offer for the purchase of all shares of its common stock held by persons owning 99 or fewer shares as of the close of business on June 2, 2003. The Company will pay $3.35 for each share properly tendered by an eligible stockholder. This price represents a premium of 19.6% over the last sale price of the common stock on the Nasdaq National Market on June 2, 2003, the last trading day prior to the date of the offer.

         The offer is not conditioned on the receipt of any minimum number of tenders. The Company has reserved the right to withdraw the offer if it determines that it is inadvisable to proceed with the offer for any reason.

         The offer will expire at 5:00 p.m., New York City time, on Tuesday, July 1, 2003, unless extended or terminated earlier. Eligible stockholders who would like to accept the offer must tender all shares that they own. Partial tenders will not be accepted.

         Questions or requests for documents may be directed to Innisfree M&A Incorporated, the Information Agent for the offer, by telephone at (888) 750-5834 (toll free) or in writing at 501 Madison Avenue, 20th Floor, New York, New York 10022.

         Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia.

Web Site:  www.hurco.com

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to the common stock. The tender offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal, each dated June 3, 2003.

CONTACT: Roger J. Wolf
                  Senior Vice President
                  Chief Financial Officer
                  (317) 293-5309